EX-23.1

Consent of Independent Registered Public Accounting Firm

The Retirement Committee of Commerce Bancshares, Inc.
Commerce Bancshares Participating Investment Plan:

We consent to the incorporation by reference in the Registration Statements No. 33-28294, No. 33-82692, No. 33-8075, No. 33-78344, No. 333-14651, No. 333-186867, No. 333-188374 and No. 333-214495 on Form S-8 of Commerce Bancshares, Inc. of our report dated June 27, 2017, with respect to the statements of net assets available for benefits of the Commerce Bancshares Participating Investment Plan as of December 31, 2016 and 2015, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2016, and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the Commerce Bancshares Participating Investment Plan.

KPMG LLP

Kansas City, Missouri
June 27, 2017